Exhibit 99.1

MANITEX INTERNATIONAL APPOINTS

SHINICHI IIMURA TO BOARD OF DIRECTORS

Bridgeview, IL, January 24, 2024 – Manitex International, Inc. (NASDAQ: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today announced the appointment of Shinichi Iimura to its Board of Directors, effective January 30, 2024, succeeding Takashi Kiso, who has served as a director since January 30, 2023. Both Mr. Iimura and Mr. Kiso are representatives of Tadano Ltd, the largest equity shareholder of Manitex.

Mr. Iimura is currently Chairman of Tadano America Corporation and CEO & President of Tadano America Holdings Inc. Previously, Mr. Iimura was the former Head of Tadano Singapore from 1998 to 2001, President of Tadano Faun GmbH Germany from 2002 to 2009, and had oversight of Faun Products Europe. Mr. Iimura has executive oversight of Pan-American Operations at Tadano, maintaining an office in Houston, Texas.

“We are pleased to welcome Shinichi to the Manitex Board of Directors,” stated David Langevin, Executive Chairman. “With more than 40 years of experience in the global heavy equipment market, Shinichi is a proven, highly respected industry leader who will provide an important strategic voice on our Board as we continue to successfully execute on our Elevating Excellence value-creation strategy. We would also like to thank Takashi Kiso for his dedicated service to the Board and wish him well in his new responsibilities within Tadano.”

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com